Exhibit 10.21

Description of Arrangement for Directors Fees

Except as set forth below, the following sets forth the amount of fees payable to outside directors of NBT Bancorp for their services as Directors in fiscal year 2012:

Event	Fee

Annual retainer
Cash (Chairman) - $50,000
Cash (Member) - $12,500
Cash (Chair) Audit and Risk Management Committee - $10,000
Cash (Chairs) Other Committees - $5,000
Restricted Stock (Member) - $13,000
Restricted Stock (Chairman) - $54,000

Board meeting attended	Cash (Member) - $1,000 per meeting Cash (Chairman) - $1,000 per meeting

Telephonic board meeting	Cash (Member) - $1,000 per meeting Cash (Chairman) - $1,000 per meeting

Committee meeting attended	Cash (Member) - $800 per meeting Cash (Chairman) - $800 per meeting

Telephonic committee meeting	Cash (Member) - $800 per meeting Cash (Chairman) - $800 per meeting